Filed Pursuant to Rule 433

Registration Statement No. 333-228614

Pricing Term Sheet

Dated June 8, 2020

The Bank of Nova Scotia

US$300,000,000 0.800% SENIOR NOTES DUE 2023 (Bail-inable notes)

US$300,000,000 0.800% SENIOR NOTES DUE 2023 (Bail-inable notes)

Issuer:	The Bank of Nova Scotia (the “Bank”)

Title of Securities:	0.800% Senior Notes due 2023 (Bail-inable notes) (the “Notes”)

Issuer Ratings:*	A2 / A+ / AA- (Moody’s / S&P / Fitch)

Expected Security Ratings:*	A2 / A- / AA- (Moody’s / S&P / Fitch)

Principal Amount:	US$300,000,000

Maturity Date:	June 15, 2023

Price to Public:	99.852%, plus accrued interest, if any, from June 15, 2020 to date of delivery

Underwriters’ Fee:	0.150%

Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	US$299,106,000

Coupon (Interest Rate):	0.800%

Re-offer Yield:	0.850%

Spread to Benchmark Treasury:	T + 57 basis points

Benchmark Treasury:	UST 0.125% due May 15, 2023

Benchmark Treasury Yield:	0.280%

Interest Payment Dates:	June 15 and December 15 of each year, commencing on December 15, 2020

Day Count / Business Day Convention:	30/360; Following Unadjusted

Canadian Bail-in Powers Acknowledgement:	Yes. The Notes are subject to bail-in conversion under the Canadian bail-in regime.

Trade Date:	June 8, 2020

Settlement Date:	June 15, 2020 (T+5)

CUSIP / ISIN:	064159VM5 / US064159VM53

Joint Book-Running Managers:	UBS Securities LLC Scotia Capital (USA) Inc.

* Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the ratings above should be evaluated independently of any other rating.

US$300,000,000 0.800% SENIOR NOTES DUE 2023 (Bail-inable notes)

Underwriter	Principal Amount of the Notes to Be Purchased
UBS Securities LLC	US$	150,000,000
Scotia Capital (USA) Inc.		150,000,000

Total	US$	300,000,000

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No PRIIPs KID. Not for retail investors in the EEA or in the UK.

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Offering Restrictions—United Kingdom: This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

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The Notes are bail-inable debt securities (as defined in the Prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes.

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Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on the date of pricing or the next succeeding two business days will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

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The Bank has filed a registration statement (File No. 333-228614) (including a base shelf prospectus dated December 26, 2018) and a preliminary prospectus supplement dated June 8, 2020 (including the base shelf prospectus, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) website, which may be accessed at www.sedar.com. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling UBS Securities LLC at 1 (888) 827-7275 or Scotia Capital (USA) Inc. at 1 (800) 372-3930.

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